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                                                                    EXHIBIT 11.1
                       THE GOOD GUYS, INC. AND SUBSIDIARY
                       STATEMENT SETTING FORTH COMPUTATION
                              OF EARNINGS PER SHARE
                      (In thousands except per share data)


                                                  December 31,     December 31,
                                                      1996             1995
                                                   ------------    -----------
Net income                                         $      1,966    $     6,728

1.   As presented in the 10-Q:
     Shares used in per share computation                13,464         13,581

     Net income per common share
     and common share equivalents                  $       0.15    $      0.50
                                                   ============    ===========

2. Computation of primary and fully diluted earnings per share including common stock equivalents

     a)   Primary earnings per common share

           Weighted average number of
           shares:
           Common stock (A)                              13,464         13,581
           Stock options (B)                                  1            126
                                                   ------------    -----------
           Total                                         13,465         13,707

           Primary earnings per share              $       0.15    $      0.49
                                                   ============    ===========

           Fully diluted earnings per share
           Weighted average number of
           shares:
           Common stock (A)                              13,464         13,581
           Stock options (B)                                  1            126
                                                   ------------    -----------
           Total                                         13,465         13,707

           Fully diluted earnings per share                0.15           0.49
                                                   ============    ===========



(A) The weighted average number of common shares outstanding during the quarter has been computed by taking the number of days each share is outstanding and dividing by the number of days in the quarter.

(B) Stock options used in the primary earnings per share are calculated using the average market price. Stock options in fully diluted earnings per share are calculated using the higher of the ending market price or the average market price.




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